EXECUTION VERSION

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), is entered into as of June 30, 2010, by and among STANDARD BANK PLC, a bank organized under the laws of England and Wales (the “Lender”), MINERA SANTA RITA S. DE R.L. DE C.V., a Mexican company (“MSR”), ORO DE ALTAR S. DE R.L. DE C.V., a Mexican company (“Oro de Altar” and together with MSR, collectively, the “Borrowers” and each individually, a “Borrower”) and CAPITAL GOLD CORPORATION, a Delaware corporation (the “Guarantor”).

WITNESSETH:

WHEREAS, the Borrowers, the Guarantor, the Lender and Standard Bank Plc, in its capacity as the Offshore Account Holder entered into that certain Credit Agreement, dated as of August 15, 2006 ( the “Original Credit Agreement”);

WHEREAS, the parties hereto entered into that certain Amended and Restated Credit Agreement, entered into on September 18, 2008 with retroactive effect from July 17, 2008 (the “Credit Agreement”), whereby the Original Credit Agreement was amended and restated to, among other things, establish a senior secured revolving credit facility in the aggregate principal amount of U.S.$5,000,000;

WHEREAS, the parties hereto seek to further amend the terms of the Credit Agreement to, among other things, increase the aggregate principal of the senior secured revolving credit facility by U.S. $2,500,000;

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1              Definitions.  Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Section 2              Amendments.

(a)           Section 1.01. of the Credit Agreement is hereby amended by adding the following terms or, as applicable, deleting the following terms in their entirety and replacing them as follows:

“Applicable Margin” means (a) for Term Loans, two and one-half percent (2.50%) per annum and (b) for Revolving Loans, three percent (3.00%) per annum.

“Availability Period” means the period from and including June 30, 2010 to the Revolving Commitment Termination Date.

“Debt Service” means, for any period, the sum of any payments due in respect of the Secured Obligations, excluding any payments due under the Revolving Loans, payable by the Borrowers during such period.

“El Chanate Project” means the gold mine located in the State of Sonora, Mexico, subject to the Mining Concessions listed under Section I of Schedule 1.01(a).

“Fee Letter” means that certain fee letter dated as of June 30, 2010 and entered into by the Borrowers, the Guarantor and the Lender.

“First Amendment” means the First Amendment to the Amended and Restated Credit Agreement dated as of June 30, 2010 and entered into by the Borrowers, the Guarantor and the Lender.

“Guarantor Cash Flow from Operations” means an amount equal to the product of (a) the sum of “Cash Flow From Operating Activities” as reported in the Guarantor’s quarterly financial reports for the two (2) most recent Quarterly Periods and (b) the factor two (2).

“Guarantor Debt” means, as reported in the Guarantor’s quarterly financial reports, an amount equal to the sum of Guarantor’s (a) short-term debt, (b) current portion of long-term debt, (c) long-term debt and (d) contract derivatives.

“Loan Documents” means, collectively, (a) this Agreement, (b) the First Amendment, (c) the Notes, (d) the Guaranty, (e) the Collateral Documents, (f) the Secured Hedge Agreements, and (g) any ancillary documents, including any fee letters with the Lender and all certificates delivered under or in connection with the documents referred to in clauses (a) through (f).

“Mexican Collateral Documents” means the Account Pledge Agreement, the Equity Pledge Agreements, the Mortgage, the Movable Assets Pledge Agreement, and the Oro de Altar Movable Assets Pledge Agreement, in each case as amended, restated or otherwise modified from time to time in accordance with its terms.

“Oro de Altar Movable Assets Pledge Agreement” means that certain Non-Possessory Pledge Agreement, dated June 30, 2010 between Oro de Altar and Lender.

“Project” means the Borrowers’ design, construction, financing, furnishing, installation, testing, commissioning, ownership, operation and maintenance of each of the El Chanate Project and the Saric Project.

“Project Agreements” means the Construction Contract, Real Estate Rights Agreements, the Mining Services Contract, the Mining Contract and the Saric Exploration Contract.

“Ratio of Debt to Cash Flow from Operations” means as of any date of determination, the ratio of Guarantor Debt to Guarantor Cash Flow from Operations.

“Revolving Commitment Termination Date” means the earliest to occur of (a) June 30, 2012 and (b) the date of termination of the Commitments in full pursuant to Section 11.02(a).

“Saric Exploration Contract” means that certain Contrato de Exploración Minera con Opción a Compra dated April 4, 2008 between Oro de Altar and Robert Preciado Soto.

“Saric Project” means that the gold mine located in the State of Sonora, Mexico subject to the Mining Concessions listed under Section II of Schedule 1.01(a).

(b)           Clause (b) of Section 2.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Revolving Loans.  During the Availability Period, subject to the terms and conditions set forth herein, the Lender agrees to make revolving loans (“Revolving Loans”) to the Borrowers from time to time in an aggregate principal amount not to exceed Seven Million Five Hundred Thousand Dollars (U.S.$7,500,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.04, the “Revolving Commitment”).  Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.”

(c)           The third sentence of Clause (b) of Section 2.02 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Each Revolving Loan shall be in a minimum aggregate amount of U.S.$500,000 and in integral multiples of U.S.$50,000 in excess thereof (or the remaining amount of the Revolving Commitment, if less).”

(d)           Clause (b) of Section 2.04 of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b) Voluntary.  The Borrowers shall have the right to terminate or permanently reduce the unused portion of the Revolving Commitment at any time or from time to time upon not less than three (3) Business Days’ prior notice thereof to the Lender, which notice shall specify the effective date of such termination or reduction, the amount of any such reduction, which shall be in a minimum amount of U.S.$250,000 or a whole multiple of U.S.$50,000 in excess thereof and shall be irrevocable and effective upon receipt by the Lender, provided that no such reduction or termination shall be permitted if after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans would exceed the Revolving Commitment.”

(e)           Clause (b) of Section 2.05 of the Credit Agreement is hereby amended in its entirety to read as follows:

“(b)  Revolving Loan.  The Borrowers shall repay to the Lender the aggregate principal amount of all Revolving Loans outstanding on the Revolving Commitment Termination Date, together with all accrued interest any other additional amounts required by Section 3.04 hereof.”

(f)           Clause (a) of Section 2.06 of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a)  Interest Rate.  Subject to the provisions of Section 2.06(b) and Section 2.06(e), each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin.”

(g)           The Credit Agreement is hereby amended by adding the following as Clause (e) to Section 2.06:

“(e) Market Disruption.  If prior to the first day of any Interest Period, the Lender in its reasonable determination (which determination shall be conclusive and binding on the Borrowers), the LIBO Rate does not adequately and fairly reflect the cost to the Lender of advancing or maintaining any Loan bearing interest at a rate equal to the LIBO Rate for such Interest Period, then the Lender shall forthwith give written notice of such determination to the Borrowers at least two (2) Business Days prior to the first day of such Interest Period and the Borrowers’ right to continue any such Loan and (if the Revolving Commitment Termination Date has not then occurred) the Lender’s obligation to advance any such Loan shall be suspended and each such outstanding Loan shall be converted to and maintained as a Loan whose interest rate is based on a rate readily ascertainable by the Lender on the last day of its then existing Interest Period as the cost of funding such Loan (and which may include (x) the rate certified by the Lender as the rate that reflects the Lender’s cost of funding its Loan or (y) the rate determined by the Lender to be its internal prime or similar interest rate for such day, with any change in the rate made by the Lender taking effect on the Business Day following such change until the Lender notifies the Borrowers that the circumstances causing such suspension no longer exist, whereupon the provisions of this Agreement otherwise applicable to the continuation or (if the Revolving Commitment Termination Date has not then occurred) advance of Loans having a rate of interest equal to the LIBO Rate shall again apply.”

(h)           The second sentence of Clause (u) of Section 5.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“The proceeds of the Revolving Loans shall be used to fund general corporate and working capital requirements of the Borrowers in connection with the Project.”

(i)           The second sentence of Clause (k) of Section 7.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Use the proceeds of the Revolving Loans solely to fund general corporate and working capital requirements of the Borrowers in connection with the Project.”

(j)           Clause (c) of Section 9.01 of the Credit Agreement is hereby deleted in its entirety.

(k)           Section 9.02 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Guarantor’s Financial Covenants.  So long as the Lender shall have any Commitment hereunder, any Secured Hedge Agreement shall be in effect or any Loan or other Secured Obligations hereunder or under any other Loan Document which is accrued and payable shall remain unpaid or unsatisfied, the Guarantor, shall, (a) maintain a ratio of current assets to current liabilities at all times greater than or equal to 1.20:1.00, (b) maintain at all times a minimum Tangible Net Worth of at least U.S.$30,000,000, (c) maintain an average minimum Liquidity of U.S.$500,000 for each Quarterly Period, and (d) maintain at all times a Ratio of Debt to Cash Flow from Operations no greater than 2.50:1.00.

(l)           Clause (a) of Section 10.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a) Operating Reports.  Deliver to the Lender, as soon as available, but in any event no later than fifteen (15) days after the end of each Quarterly Period of the Borrowers occurring after the first 5,000 tons of ore have been placed on the Project’s leach pad, a summary of operations for each such Quarterly Period and a summary of the fiscal year-to-date operations, in each case including comparisons to the Operating Budget and the Financial Model, including information in reasonable detail concerning: (A) Mine production during such Quarterly Period, (B) the Borrowers’ inventory of Gold (i) on the leach pads, (ii) in solution, (iii) in the adsorption-desorption-recovery plant or (iv) in doré, in each case at the end of such Quarterly Period, (C) the Ounces of Gold shipped from the Mine during such Quarterly Period, (D) Project Revenues received during such Quarterly Period, (E) Operating Costs paid during such Quarterly Period, (F) any Capital Expenditures paid during such Quarterly Period, (G) the Borrowers’ most recent cash planning forecast by month covering at least the next six (6) months, (H) any material developments that occurred during such Quarterly Period in Mine operations which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (I) a description of any material noncompliance with Project Approvals and Agreement Approvals or the Environmental Management Plan, and (J) without duplication of any of the foregoing, a description of any defects or malfunctions at the Mine that have had, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on actual or expected Operating Costs and Project Revenues or on Mining Reserves.

(m)         Schedule 1.01(a) of the Credit Agreement is hereby amended in its entirety and replaced with Schedule 1.01(a) hereto.

(n)           Notice provisions with respect to the Lender set forth in Schedule 12.02 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Lender:

Standard Bank Plc
20 Gresham Street
London EC2 7JE
Phone:  +442031458821
United Kingdom
Telefax:  +442031898828
Email:  london-loansadmin@standardbank.com
Attention:  Banking Operations

With a copy to:

Standard Americas Inc.
Transaction Management Americas
320 Park Avenue, 19th Floor
New York, NY  10022
Phone:  (212) 407-5168
Telefax:  (212) 407-5178
Email:  ted.kavanagh@standardny.com
newyork-batm@standardny.com
Attention:  Ted Kavanagh”

Section 3             Limited Amendment.  Except as otherwise expressly provided herein, this Amendment shall not be construed to (i) create any obligation on the part of the Lender to consider or agree to any further action with respect to the Credit Agreement or any other Loan Document and (ii) this Amendment shall not be deemed to modify or amend any provision in the Credit Agreement or any other Loan Document.

Section 4              Conditions to Effectiveness.  The amendments contained in Section 2 shall become effective on the date first above written provided that the following conditions precedent shall have been satisfied or waived as determined by the Lender:

(i) the Lender shall have received this Amendment together with an amendment of the Revolving Note in form and substance satisfactory to the Lender duly authorized, properly executed and delivered by each of the Borrowers and the Guarantor, as the case may be;

(ii) the Lender shall have received an Officer’s Certificate (which Officer’s Certificate shall be accompanied by copies of all documents referred to in such Officer’s Certificate, (and, if not in English with an English translation thereof)) of each Loan Party dated as of the date hereof in respect of (A) its Constituent Documents, (B) its address and other information that will allow the Lender to identify it in accordance with Applicable Law, and (C) the actions of its Equity Interest holders, shareholders, partners, board of managers or other similar corporate supervisory body taken to authorize the execution, delivery and performance of this Amendment and each document or instrument executed in connection with this Amendment;

(iii) the Lender shall have received an Officer’s Certificate of each Loan Party, dated as of the date hereof, stating that the representations and warranties of such Loan Party contained in the Loan Documents (including pursuant to Article V of the Credit Agreement) are true and correct in all respects as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties were true and correct on and as of such date;

(iv) the Lender shall have received a non-possessory pledge agreement, in form and substance satisfactory to the Lender duly authorized, properly executed and delivered by Oro de Altar;

(v) the Lender shall have received an amendment to the Mortgage in form and substance satisfactory to the Lender duly authorized, properly executed and delivered by each of the Borrowers and the Guarantor, as the case may be;

(vi) the Lender shall have received evidence, in form and substance satisfactory to the Lender, that the filing for registration of the amendment to the Mortgage before (A) the Public Registry of Property of Caborca, Sonora, Mexico, with respect to each of the mine properties and (B) the Mining Public Registry, with respect to each of the Mining Concessions, occurred;

(vii) the Lender shall be satisfied that the Borrowers have complied with all reporting and notice requirements set forth in Section 10.01 of the Credit Agreement (including, without limitation, timely delivery to the Lender of all operating reports, updated Life of Mine Plan, Financial Models, financial statements, certificates and notices);

(viii) the Lender shall have completed its due diligence review of the Project (including a technical review and site visit to the Mine by the Independent Engineer), which review shall have been satisfactory to the Lender, in its sole discretion;

(ix) the Lender shall have received the following legal opinions in the English language (with sufficient copies thereof for each addressee) in form and substance satisfactory to the Lender:  (A) the opinion of Davis Graham & Stubbs LLP, counsel to the Loan Parties; and (B) the opinion of Lizarraga, Robles, Tapia y Cabrera S.C., Mexican counsel to the Loan Parties;

(x) there shall not have occurred any event which has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) other than those Project Approvals which are not currently necessary or required for the development or operation of the Mine as contemplated by the Life of Mine Plan or otherwise required to be in effect under the terms of Applicable Law, this Agreement or the other Transaction Documents, as of the date hereof, no approval, consent, exemption, authorization (including any Environmental Permit) or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the development, construction or operation of the Mine in accordance with Applicable Law and as otherwise contemplated by the Credit Agreement, this Amendment, the other Transaction Documents and the Life of Mine Plan, except for the approvals, consents, exemptions, authorizations, actions, notices, filings and licenses listed on Schedule 5.01(c) to the Credit Agreement;

(xii)    the Lender shall have received evidence satisfactory to it that, as of the date hereof, (A) all insurance policies required under Section 7.01(r) of the Credit Agreement are in full force and effect, (B) all premiums for such insurance policies due and payable thereon have been paid and (C) all Required Insurance names the Lender as an additional insured and as sole loss payee with respect to any claim payments;

(xiii)   the Lender shall have received from the Insurance Consultant in form and substance reasonably satisfactory to the Lender a report confirming that the Required Insurance is in full force and effect in accordance with the Credit Agreement; and

(xiv) no Prospective Event of Default or Event of Default shall have occurred and be Continuing.

Section 5              Representations and Warranties.  Each of the Borrowers represents and warrants to the Lender that:

(a)           as of the date first above written, it does not own any Real Property Interest other than the Real Property Interests listed on Schedule A hereto.  Oro de Altar represents and warrants to the Lender that, as of the date first above written, it does not own any assets other than those assets listed on Schedule A hereto; and

(b)           as of the date first above written, each of the Borrowers is not engaged in and has not conducted any business other than the business of designing, constructing, financing, furnishing, installing, testing, commissioning, owning, operating and maintaining the Project.

Section 6              Financial Statements.  Each of MSR, Oro de Altar and the Guarantor hereby expressly agrees that it shall comply with its respective obligations to provide financial statements and related deliverables to the Lender pursuant to the terms of the Credit Agreement, including without limitation, Section 10.01(c) thereof.

Section 7              Inspection Rights.  In addition to, and in no way limiting the Lender’s inspection rights under Section 7.01(f) of the Credit Agreement, the parties hereto expressly agree that representatives of the Lender shall be permitted to schedule (i) a site visit to the Mine prior to the date hereof; and (ii) one (1) visit prior to June 30, 2011, in the case of each of (i) and (ii), at the sole cost and expense of the Borrowers’ (including, without limitation, all travel expenses of the Lender and any of its necessary Consultants in connection with such visit), to inspect each of the El Chanate Project and the Saric Project and any other properties of the Borrowers’, to examine the Borrowers’ corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss the Borrowers’ affairs, finances and accounts with its directors, officers and independent public accountants, at such reasonable times during normal business hours, upon reasonable advance notice to such Borrower and subject to (i) conducting such inspections in a manner that does not unreasonably disrupt the Borrowers’ operations, (ii) the confidentiality provisions set forth in Section 12.07 of the Credit Agreement and (iii) applicable health and safety laws and regulations and policies adopted by either Borrower.

Section 8              Construction.  All references in the Credit Agreement to the “Credit Agreement” or “this Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment, and the parties hereto confirm their respective obligations thereunder.  The Credit Agreement is hereby ratified by the parties hereto and shall remain in all respects unchanged and in full force and effect, except as expressly provided in Section 2 of this Amendment.  Each Borrower confirms that each of the other Loan Documents to which it is a party is, and shall continue to be in full force and effect and is hereby confirmed and ratified in all respects.

Section 9              Acknowledgement and Consent.  The Guarantor hereby consents to the terms of this Amendment and further hereby confirms and agrees that the obligations of the Guarantor under each of the Loan Documents to which it is a party shall not be impaired and each of the Loan Documents to which it is a party are, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects, as amended pursuant to this Amendment.

Section 10            Costs and Expenses:  The Borrowers shall pay to Lender (x) all reasonable out-of-pocket expenses of the Lender and its Affiliates (including all reasonable fees and expenses of the Consultants, advisors and legal counsel to the Lender) in connection with (i) the negotiation, preparation, printing execution, perfection and enforcement of the Amendment and any document or instrument executed in connection therewith, and (ii) any other fees due to the Lender as of the date hereof.

Section 11           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (including, without limitation, Sections 5-1401, 5-1402 of the General Obligations Laws of the State of New York) but without regard to conflict of law rules thereof.

Section 12           Counterparts.  This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date and year first above written.

STANDARD BANK PLC, as the Lender

By:	/s/ Robert Anastasio
Name:	Robert Anastasio
Title:	Senior Vice President

By:	/s/ Roderick L. Fraser
Name:	Roderick L. Fraser
Title:	Managing Director

[SIGNATURE PAGES CONTINUE]

Signature Page to First Amendment to Amended and Restated Credit Agreement

MINERA SANTA RITA S. DE R.L. DE C.V., as
Borrower

By:	/s/ Christopher M. Chipman
Name:	Christopher M. Chipman
Title:	CFO

ORO DE ALTAR S. DE R.L. DE C.V., as Borrower

By:	/s/ Christopher M. Chipman
Name:	Christopher M. Chipman
Title:	CFO

CAPITAL GOLD CORPORATION, as Guarantor

By:	/s/ Christopher M. Chipman
Name:	Christopher M. Chipman
Title:	CFO

[END OF SIGNATURE PAGES]

Signature Page to First Amendment to Amended and Restated Credit Agreement

Schedule A

Real Property Interests

(i)           Owned Real Property

(A)           Oro de Altar owns the following real estate properties:

1.
A rural property located in El Chanate region, in the municipality of Altar, Sonora, Mexico, with a surface of 176 hectares, which constitutes part of the El Chanate Project, as evidenced in public deed number 2,416, dated March 14, 2002, issued by Ms. María Luisa Lizárraga García, Notary Public number 35 in Hermosillo, Sonora, registered in the Public Registry of Property and Commerce of Caborca, Sonora on August 8, 2002 under registry number 40, 034, volume 464, book 1.

2.
A rural property located in El Chanate region, in the municipality of Altar, Sonora, Mexico, with a surface of 290 hectares, which constitute part of the El Chanate Project, as evidenced in public deed number 2,416, dated March 14, 2002, issued by Ms. María Luisa Lizárraga García, Notary Public number 35 in Hermosillo, Sonora, registered in the Public Registry of Property and Commerce of Caborca, Sonora on August 8, 2002 under registry number 40,034, volume 464, book 1.

3.
A rural property located in the municipality of Altar, Sonora, Mexico, with a surface of 220 hectares, which constitute part of the El Chanate Project, as evidenced in public deed number 18,174, dated March 26, 2009, issued by Mr. José Antonio Dávila Armenta, Notary Public number 3 in Caborca, Sonora, registered in the Public Registry of Property and Commerce of Caborca, Sonora on August 11, 2009 under registry number 48,395, volume 1500, book 1.

4.
A real estate property in Caborca, Sonora with a surface of 375 square meters, as evidenced in public deed number 13,038, dated September 5, 2005, issued by Mr. José Luis Dávila Armenta, in substitution of Mr. José Antonio Dávila Payán, Notary Public number 3 in Caborca, Sonora, registered in the Public Registry of Property and Commerce of Caborca, Sonora on August 24, 2006 under registry number 43,629, volume 802, book 1.

5.	A real estate property located adjacent to the mining concessions set forth in Section (ii)(B) below, with a surface of approximately 2,200 hectares.

(B)           MSR owns no real estate property.

(ii)          Mining Concessions

(A)           Oro de Altar owns the following mining concessions and leases the concessions to MSR:

	Title No.	Concession Name	Hectares
1.	200,718	San José	96.0000
2.	206,408	Rono No. 1	82.1902
3.	214,224	Rono No. 3	197.2180
4.	211,987	La Cuchilla	143.3481
5.	212,004	Elsa	2,035.3997
6.	214,223	Elisa	78.4717
7.	217,495	Ena	190.0000
8.	212,395	Eva	416.8963
9.	212,082	Mirsa	20.5518
10.	212,081	Olga	60.5890
11.	212,355	Edna	24.0431
12.	206,404	El Charro	40.0000
13	214,874	Las Dos Virgen	132.2350
14	219,624	La Tira	1.7975
15	219,623	La Tira 1	18.6087
16	223,634	Los Tres	8.000
17	231,373	Santa Rita I	3,765.9666
18	232,117	Santa Rita III	2,233.3163
19	233,574	Santa Rita 4 fracción I	5.0728
20	233,575	Santa Rita 4 fracción II	4.7786
21	233,576	Santa Rita 4 fracción III	110.2725
		Total	9,664.7559

(B)            Pursuant to the Saric Exploration Contract, Oro de Altar owns mining development rights, together with an option to purchase, the following 12 mining concessions constituting the Saric Project and totaling 1,789.097 hectares located northwest of Saric, Sonora:

	Title No.	Concession Name	Hectares
1.	216,684	El Cometa	9.0000
2.	219,812	El Cometa 2	91.0000
3.	225,824	El Cometa 4	20.0000
4.	222,808	El Cometa 4	148.0018
5.	222,784	El Cometa 4	58.5084
6.	225,092	El Cometa 5	260.5752
7.	225,051	El Cometa 5	65.9935
8.	229,206	Lalo 1	29.0000
9.	227,384	Lalo 1	611.3590
10.	229,255	Lalo 2	97.7623
11.	227,383	Lalo 2	21.2562
12.	231,330	Lalo 3	376.6406
		Total	1,789.097

(C)           MSR does not own any mining concessions.

(iii)        Other Real Property Interests Owned by MSR:

Water rights for 3 wells (located in the same well):
o	72-16, 57-06 and 43-03 the 3 like members of ASUDIR (Water Users Association 037 in Altar, Sonora, México)

Right of ways with:
o	Ejido 16 de Septiembre
o	Rafael Escalante Almazén
o	Dolores Almazán (deceased) (pending resolution of inheritance proceeding).

(iv)         Leased Real Property

(A)           Oro de Altar does not lease any real property.

(B)           MSR leases the three rural properties described in Sections (i)(A)(1), (i)(A)(2) and (i)(A)(3) above, from Oro de Altar.

(v)         Other Leased Property

(A)           Lease agreement between MSR and Premaco del Desierto S.A. de C.V., dated March 2, 2009 (offices located at Lamberto Hernandez 278 Oeste, Caborca, Sonora, México).

Schedule 1.01(a)

Amended and Restated Schedule 1.01(a)

Mining Concessions

I. Oro de Altar owns the following mining concessions, and, except where indicated otherwise, the following mining concessions constitute the El Chanate Project:

	Title No.	Concession Name	Hectares
1.	200,718	San José	96.0000
2.	206,408	Rono No. 1	82.1902
3.	214,224	Rono No. 3	197.2180
4.	211,987	La Cuchilla	143.3481
5.	212,004	Elsa	2,035.3997
6.	214,223	Elisa	78.4717
7.	217,495	Ena	190.0000
8.	212,395	Eva	416.8963
9.	212,082	Mirsa	20.5518
10.	212,081	Olga	60.5890
11.	212,355	Edna	24.0431
12.	206,404	El Charro	40.0000
13	214,874	Las Dos Virgen	132.2350
14	219,624	La Tira	1.7975
15	219,623	La Tira 1	18.6087
16	223,634	Los Tres	8.000
17	231,373	Santa Rita I	3,765.9666
18	232,117	Santa Rita III[1]	2,233.3163
19	233,574	Santa Rita 4 fracción I	5.0728
20	233,575	Santa Rita 4 fracción II	4.7786
21	233,576	Santa Rita 4 fracción III	110.2725
		Total	9,664.7559

II. Pursuant to the Saric Exploration Contract, Oro de Altar owns mining development rights, together with an option to purchase, the following 12 mining concessions constituting the Saric Project and totaling 1,789.097 hectares located northwest of Saric, Sonora:

constituting the Saric Project:

	Title No.	Concession Name	Hectares
1.	216,684	El Cometa	9.0000
2.	219,812	El Cometa 2	91.0000
3.	225,824	El Cometa 4	20.0000
4.	222,808	El Cometa 4	148.0018
5.	222,784	El Cometa 4	58.5084
6.	225,092	El Cometa 5	260.5752
7.	225,051	El Cometa 5	65.9935
8.	229,206	Lalo 1	29.0000
9.	227,384	Lalo 1	611.3590
10.	229,255	Lalo 2	97.7623
11.	227,383	Lalo 2	21.2562
12.	231,330	Lalo 3	376.6406
		Total	1,789.097

1 The Santa Rita III mining concession is part of the Saric Project